EXHIBIT 12.2

BOISE CASCADE CORPORATION AND SUBSIDIARIES
Ratio of Earnings to Combined Fixed Charges
and Preferred Dividend Requirements

						Six Months Ended
	Year Ended December 31					June 30
	____________________________________________					________________
	1996	1997	1998	1999	2000	2000	2001
	_______	_______	_______	_______	_______	_______	_______
	(thousands)

Interest costs	$128,360	$137,350	$159,870	$146,124	$152,322	$75,017	$66,928
Interest capitalized during the period	17,778	10,575	1,341	238	1,458	352	651
Interest factor related to noncapitalized leases (a)	12,982	11,931	11,308	13,065	13,394	5,994	6,102
	_______	_______	_______	_______	_______	_______	_______
Total fixed charges	159,120	159,856	172,519	159,427	167,174	81,363	73,681
Preferred stock dividend requirements -- pretax	65,207	44,686	19,940	17,129	16,019	8,021	7,688
	_______	_______	_______	_______	_______	_______	_______
Combined fixed charges and preferred dividend requirements	$224,327	$204,542	$192,459	$176,556	$183,193	$89,384	$81,369
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Income (loss) before income taxes, minority interest, and cumulative effect of accounting change	$31,340	$(28,930)	$(16,878)	$355,940	$298,331	$124,453	$(23,883)
Undistributed (earnings) losses of less than 50% owned entities, net of distributions received	(1,290)	5,180	3,791	(6,115)	(2,061)	(4,036)	4,023
Total fixed charges	159,120	159,856	172,519	159,427	167,174	81,363	73,681
Less interest capitalized	(17,778)	(10,575)	(1,341)	(238)	(1,458)	(352)	(651)
	_______	_______	_______	_______	_______	_______	_______
Total earnings before fixed charges	$171,392	$125,531	$158,091	$509,014	$461,986	$201,428	$53,170
	=======	=======	=======	=======	=======	=======	=======
Ratio of earnings to combined fixed charges and preferred dividend requirements	-	-	-	2.88	2.52	2.25	-

Excess of combined fixed charges and preferred dividend requirements over total earnings before fixed charges	$52,935	$79,011	$34,368	$-	$-	$-	$28,199

(a)	Interest expense for operating leases with terms of one year or longer is based on an imputed interest rate for each lease.